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                                                                    EXHIBIT 10.4

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

  This Second Amendment (this "Amendment") to Employment Agreement is made effective as of March 2, 1998 by and between Total Renal Care Holdings, Inc. (the "Company"), a Delaware corporation, and Victor M.G. Chaltiel (the "Executive").

                               W I T N E S E T H:

  WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated as of August 11, 1994, as amended on that same date (the "Agreement"); and

  WHEREAS, the Company and the Executive desire by this Amendment to clarify and amend certain provisions of the Agreement all as more fully hereinafter set forth.

  NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which the parties hereby acknowledge, the parties hereto, intending to be legally bound hereby, agree as follows:

  1. Amendment.

  (a) The Company and the Executive agree that the definition of "Change of Control" in Section 1 of the Agreement is hereby amended and restated as follows:

    "Change of Control" shall mean (1) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect "beneficial owner" (as defined under Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly owned or majority owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the Company does not survive,
  (iii) any merger or consolidation in which the Company survives, but the shares of the Company's Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, and (iv) any transaction in which more than 50% of the Company's assets are sold.

  (b) The Company and the Executive agree that Section 5 of the Agreement is hereby amended and restated as follows:

    5. Excess Parachute Payment. In the event that any payment or benefit received or to be received by Executive in connection with a Change of Control, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement by the Company, any predecessor or successor to the Company or any corporation affiliated with the Company or which becomes so affiliated pursuant to the transactions resulting in a Change of Control, both within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") (collectively all such payments are hereinafter referred to as the "Total Payments") is deemed to be an "Excess Parachute Payment" (in whole or in part) to Executive as a result of Section 280G and/or 4999 of the Code, as in effect at such time, no change shall be made to the Total Payments to be made in connection with the Change of Control, except that, in addition to all other amounts to be paid to Executive by the Company hereunder, the Company shall, within thirty (30) days of the date on which any Excess Parachute Payment is made, pay to Executive, in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by
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  (i) multiplying the rate of excise tax then imposed by Code Section 4999 by the amount of the "Excess Parachute Payment" received by Executive (determined without regard to any payments made to Executive pursuant to this Section 5) and (ii) dividing the product so obtained by the amount obtained by subtracting (A) the aggregate local, state and Federal income tax rates (including the value of the loss of itemized deductions under Section 68 of the Internal Revenue Code) applicable to the receipt by Executive of the "Excess Parachute Payment" (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from (B) the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999 of the Code. It is the Company's intention that Executive's net after-tax position be identical to that which would have obtained had Sections 280G and 4999 not been part of the Code. For purposes of implementing this Section 5, (i) no portion, if any, of the Total Payments, the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Total Payments, shall be taken into account, and (ii) the value of any non-cash benefit or any deferred cash payment included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

  2. Ratification and Confirmation. All other terms and conditions of the Agreement are hereby ratified and confirmed and shall continue in full force and effect.

  3. Miscellaneous. This Amendment may be executed in two or more counterparts, and by different parties on different counterparts, each of which shall be deemed an original and in making proof of this Amendment it shall be necessary only to produce sufficient counterparts. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and shall be governed by the laws of the State of California, conflict of laws provisions notwithstanding.

  IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

TOTAL RENAL CARE HOLDINGS, INC.           EXECUTIVE

By:_____________________________________  _____________________________________
                                          Signature

Its:____________________________________  _____________________________________
                                          Victor M.G. Chaltiel

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